Exhibit 99.1

UNITED REFINING COMPANY REPORTS

FISCAL 2010

YEAR END RESULTS

Warren, PA. November 30/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products reported results for the Company’s fiscal year ended August 31, 2010.

Net sales for the year ended August 31, 2010 and August 31, 2009 were $2.7 billion and $2.4 billion, respectively, an increase of $0.3 billion. Increases in net sales for the year ended August 31, 2010 were due primarily to a 10.4% increase in wholesale prices, a 12.1% increase in retail prices, a three million gallon increase in retail petroleum volume, and a $19.5 million increase in merchandise sales.

Reflecting an industry-wide tightening of profit margins at East Coast (PADD 1) refineries, Operating Income for the year ended August 31, 2010 was $(78.1) million, a decrease of $169.6 million from $91.5 million for the year ended August 31, 2009. The Operating Income of the Company was negatively impacted by a non-cash LIFO inventory accounting adjustment increasing the cost of sales for fiscal 2010, the increased cost of purchased crude oil driven by a 19.1% increase in NYMEX crude prices for fiscal 2010 compared to fiscal 2009, and lower retail petroleum margins. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal year ended August 31, 2010 were $(56.7) million, a decrease of $170.8 million from $114.1 million for the year ended August 31, 2009.

The Company’s Fourth Quarter was negatively impacted by a rupture that occurred on Enbridge Line 6B in Michigan on July 27, 2010. That pipeline closure disrupted the Company’s crude oil supply and required it to reduce production in its crude processing unit. Enbridge Line 6B was reopened on September 28th. After the interruption in its crude supply due to the pipeline rupture and a scheduled maintenance turnaround in October, the Company has now resumed normal operations. The Company has initiated a claim under its Contingent Business Interruption insurance and anticipates making a claim against Enbridge to recover the Company’s financial damage caused by the rupture of Line 6B.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The Company’s calculation of EBITDA included an adjustment for a gain that resulted from an extinguishment of its debt since the gain was not a result of the normal operations of the Company. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2010	2009
	(dollars in thousands)

Net Sales	$2,654,401	$2,387,171
Operating Income (Loss)	$(78,091)	$91,468
Net Income (Loss)	$(76,134)	$38,027
Income Tax Expense (Benefit)	$(38,646)	$26,235
EBITDA (1)	$(56,659)	$114,137

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2010	2009
	(dollars in thousands)

Net (Loss) Income	$(76,134)	$38,027
Interest Expense	35,177	36,006
Income Tax Expense / (Benefit)	(38,646)	26,235
Extinguishment of Debt	—	(10,096)
Depreciation	16,738	16,311
Amortization	6,206	7,654

EBITDA	$(56,659)	$114,137

EBITDA – FIFO Basis	$(6,561)	$(40,037)
LIFO Inventory Adjustment	(50,098)	154,174

EBITDA – LIFO Basis	$(56,659)	$114,137

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 366 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500